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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                WYLE ELECTRONICS
                                       AT

                              $50.00 NET PER SHARE
                                       BY

                              EBV ELECTRONICS INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                RAAB KARCHER AG

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    July 9, 1997

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by EBV Electronics Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Raab Karcher AG, a corporation organized under the laws of the Federal Republic of Germany, to purchase all outstanding shares of common stock, without par value (the "Common Stock"), of Wyle Electronics, a California corporation (the "Company"), and the associated preferred stock purchase rights (together with the Common Stock, the "Shares"), at a price of $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $50.00 per Share, net to the seller in cash.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company has unanimously approved the Offer and determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and in the best interests of, the shareholders of the Company, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

          4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 5, 1997 UNLESS THE OFFER IS EXTENDED.

          5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute not less than 90% of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of the Shares pursuant to the Offer shall have expired or been terminated.
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          6. In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding on a fully diluted basis are acquired by Purchaser pursuant to the Offer and the Stock Option described in the Offer to Purchase, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to 6,102,321 Shares or such greater or lesser number of Shares as equals 49.9% of the Shares then outstanding (the "Revised Minimum Number") and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

          7. Purchaser will pay all stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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             INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR
                  CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                  OF WYLE ELECTRONICS BY EBV ELECTRONICS INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 9, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by EBV Electronics Inc., a Delaware corporation and an indirect wholly owned subsidiary of Raab Karcher AG, a corporation organized under the laws of the Federal Republic of Germany, to purchase all outstanding shares of common stock, without par value (the "Common Stock"), of Wyle Electronics, a California corporation, and the associated preferred stock purchase rights (together with the Common Stock, the "Shares").

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                , 199

Number of Shares to be Tendered:

------------------ Shares*

SIGN HERE

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                                  SIGNATURE(S)

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                         PLEASE TYPE OR PRINT NAME(S)

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                          PLEASE TYPE OR PRINT ADDRESS

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                         AREA CODE AND TELEPHONE NUMBER

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                           TAXPAYER IDENTIFICATION OR
                             SOCIAL SECURITY NUMBER

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.